Exhibit 10.6

CORPORATE CONSULTING AND FISCAL AGENCY AGREEMENT

THIS CORPORATE CONSULTING AND FISCAL AGENCY AGREEMENT made effective January 18th, 2006.

BETWEEN:

WEST PEAK VENTURES OF CANADA LIMITED, of 420-
475 Howe Street, Vancouver, British Columbia, Canada, V6C
2B3

(the "Agent")

OF THE FIRST PART

AND:

HIGH GRADE MINING CORP., of 885 Pyrford Road
West Vancouver, British Columbia, Canada, V7S 2A2;

(the "Company")

OF THE SECOND PART

WHEREAS:

The Company and the Agent wish to enter into an agreement pursuant to which the Agent will provide ongoing fiscal agency and other like services on the terms and conditions hereinafter set out;

NOW THEREFORE this Agreement witnesseth that in consideration of the premises and of the mutual covenants and agreements hereinafter set out, the parties hereto covenant and agree as follows:

SECTION 1 - INTERPRETATION

1.01     Interpretation

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)   "this Agreement" means this Agreement and all Schedules attached hereto:

(b)   any reference in this Agreement to a designated "Section", "Subsection", "Schedule" or other subdivision refers to the designated Section, Subsection, Schedule or other subdivision of this Agreement;

(c)   the words "herein" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section, Subsection or other subdivision of the Agreement;

(d)   the word "including", when following any general statement term or matter, is not to be construed to limit such general statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limited language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto but rather refers to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter;

(e)   any reference to a statute included and, unless otherwise specified herein, is a reference to such statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which has the effect of supplementing or superseding such statue or such regulation; and

(f)   words importing the masculine gender include the feminine or neuter gender and words in the singular include the plural, and vice versa.

1.02     Headings

The headings of the Sections and Subsections of this Agreement are inserted for convenience of reference only and shall not in any way affect the construction or interpretation of this Agreement or of any part thereof.

1.03     Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, USA.

1.04     Severability

In the event that any provision of this Agreement or any part thereof is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the remaining provisions shall be construed as if the invalid, illegal or unenforceable provisions had been deleted from this Agreement.

1.05     Currency

All references to dollars or funds herein mean lawful currency of the USA.

SECTION 2 -SERVICES

2.01     Services to be Provided

The Company hereby retains the Agent and the Agent agrees to act as a fiscal agent for the Company to provide the following services during the term of this Agreement, :

a)   provide office and support staff for the benefit of the Company in the Province of British Columbia;

b)   reviewing the financial position of the Company providing recommendations thereon;

c)   assisting in formulating plans and budgets from time to time for the Company

d)   disseminating such information to persons in accordance with the marketing plan of the Company to encourage participation in the development of the Company.

e)   retaining the services of professionals;

f)   selecting on the basis of evaluations provided by professionals, suitable business opportunities for acquisition and participation;

g)   establishing and maintaining suitable banking relations;

h)   ensuring the maintenance of proper accounting records and compiling monthly statements of source and application of funds; and

i)   arranging for payment of all payables of the Company and/or any subsidiaries.

2.02     Term

This Agreement shall be for a period of two years commencing January 1, 2006.

2.03     Payment for Services

The remuneration of the Agent for its services shall be at the rate of $48,000 per year payable in equal monthly installments in advance on the first business day of each calendar month, the first of such installments to be payable on the first day of January 1, 2006.

2.04     Disputes

Any dispute arising under this agreement shall be settled by arbitration pursuant to applicable Arbitration Statutes in effect in the State of Nevada by a single arbitrator if the parties hereto are able to agree on a single arbitrator within thirty (30) days after written demand to arbitrate is given in writing by one party to the other, and failing such agreement, by three arbitrators, one to be appointed by the Company, one to be appointed by the Agent, and the third to be appointed by such two arbitrators, and the decision of the single arbitrator or a majority of the arbitrators if three are appointed, shall be final and binding upon the parties hereto, and such decision shall include a direction as to the costs of the arbitration.

SECION 3 -COMPENSATION

3.01     Stock Based Compensation

In addition to the financial compensation due and payable to the agent as provided for under paragraph 2.03, the Agent should be entitled to participate in and receive an incentive stock option to purchase 300,000 shares of the Company's treasury shares at a price of $0.50 per share exercisable for a period of three years following the date of commencement of this Fiscal Agency Agreement.

SECTION 4 - MISCELLANEOUS

4.01     Amendment or Termination

No amendment or termination of this Agreement shall be valid unless it is in writing and executed by the parties hereto.

4.02     Further Assurances

The parties hereto shall execute all such further documents and give all such further assurances as may be required to carry out the purpose and intent of this Agreement.

4.03     Personal Agreement

This Agreement is personal to the parties hereto and shall not be assigned except by operation of law. If this Agreement is assigned by operation of law, it shall enure to the benefit of and be binding upon such assigns. This agreement shall enure to the benefit of and be binding upon the parties hereto.

4.04     Notices

All notices and other communications required or permitted to be given hereunder shall be in writing and shall be delivered to the party for whom it is intended at the address for such party as set forth in this Agreement, or to such other address as either party may provide in writing to the other pursuant to the provisions in this Subsection or may be sent by telex, telecopy or by means of facsimile transmission. Any notice shall be deemed to have been received by the party to whom it is delivered, when delivered, and if transmitted by telecopy or facsimile transmission, upon transmission.

4.05     Entire Agreement

This Agreement contains the entire understanding between the parties and supersedes any prior understandings and agreements between them respecting the subject matters hereof. There are no other representations, agreements, arrangements, or understandings, oral or written, between and among the parties hereto or any of them, relating to the subject matter of this Agreement.

SECTION 5 - OWNERSHIP OF TECHNOLOGY; CONFIDENTIALITY

5.01     Technology Ownership

The Agent recognizes and acknowledges that during the course of his engagement, he will have access to certain information not generally known to the public, relating to the products, sales or business of the Company which may include, without limitation, software, literature, data, programs, customer contact lists, sources of supply, prospects or projections, manufacturing techniques, processes, formulas, research or experimental work, work in process, trade secrets or any other proprietary or confidential matter (collectively, the "Confidential Information"). The Agent recognizes and acknowledges that this Confidential Information constitutes a valuable, special and unique asset of the Company, access to and knowledge of which are essential to the performance of the Agent's duties. The Agent acknowledges and agrees that all such Confidential Information, including without limitation that which the Agent conceives or develops, either alone or with others, at any time during his engagement by the Company, is and shall remain the exclusive property of the Company. The Agent further recognizes, acknowledges and agrees that, to enable the Company to perform services for its customers or its clients, such customers or clients may furnish to the Company or the Agent Confidential Information concerning their business affairs, property, methods of operation or other data, that the goodwill afforded to the Company depends on the Company and its employees preserving the confidentiality of such information, and that such information shall be treated as Confidential Information of the Company for all purposes under this Agreement.

5.02     Non-Disclosure

The Agent agrees that, except as directed by the Company, the Agent will not at any time, whether during or after his engagement with the Company, use or disclose to any person for any purpose other than for the benefit of the Company any Confidential Information, or permit any person to use, examine and/or make copies of any documents, files, data or other information sources which contain or are derived from Confidential Information, whether prepared by the Agent or otherwise coming into the Company's possession or control without the prior written permission of the Company.

5.03     Possession

The Agent agrees that upon request by the Company and in any event upon termination of engagement, the Agent shall turn over to the Company all Confidential Information in the Agent's possession or under his control which was created pursuant to, is connected with or derived from the Agent's services to the Company, or which is related in any manner to the Company's business activities or research and development efforts, whether or not such materials are in the Agent's possession as of the date of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed these presents the day and year first written above.

THE CORPORATE SEAL of	)
WEST PEAK VENTURES OF CANADA	)
LIMITED was	)
hereunto affixed in the	)
presence of:	)	(c/s)
TIMOTHY BROCK	)
)
)

SIGNED, SEALED AND DELIVERED	)
by HIGH GRADE MINING CORP. in	)
the presence of:	)
)
DD	)	ELDEN SCHORN
Witness	)	(Authorized Signatory)
#1 - 2573 W. 6th Ave	)
Address	)
W. Vancouver, B.C. V6K 1W4)
Postal Code	)